Exhibit 10.55

Summary Compensation Information for Named Executive Officers and Directors

Named Executive Officers

     On January 18, 2005, the Compensation Committee of the Board of Directors of Connetics Corporation (the “Company”) approved the annual base salaries, effective as of January 1, 2005, of the Company’s executive officers after a review of performance and competitive market data. The following table sets forth the annual base salary levels of the Company’s Named Executive Officers (which officers were determined by reference to the Connetics preliminary proxy statement filed with the Securities and Exchange Commission (“SEC”) on March 7, 2005) for 2005:

Name and Position	Year	Base Salary
Thomas G. Wiggans Chief Executive Officer	2005	$530,000
C. Gregory Vontz President and Chief Operating Officer	2005	381,000
Lincoln Krochmal Executive Vice President, Research and Product Development	2005	386,000
John L. Higgins Executive Vice President, Finance and Corporate Development and Chief Financial Officer	2005	325,000
Katrina J. Church Executive Vice President, Legal Affairs, General Counsel and Secretary	2005	297,000

     Effective January 1, 2005, the annual incentive range for bonus awards for Named Executive Officers for 2005 was set at between zero and sixty percent of base salary with the target set at fifty percent of base salary for each Named Executive Officer except Mr. Wiggans. The range and target bonus for Mr. Wiggans for 2005 will be set at the discretion of the Board of Directors. The metrics to be used for measurement for bonus awards for 2005 include the Company’s success in achieving specific company-wide goals as well as the Named Executive Officers’ success in achieving individual and department goals in 2005.

     On January 18, 2005, the Compensation Committee also approved grants of ten-year stock options to each of the Named Executive Officers. The factors considered in making these option grants included individual performance and potential, as well as individual and company performance. Mr. Wiggans recommended the number of options for each annual grant (other than for himself), generally within the target range associated with the individual’s position and salary level. The following table sets forth the option grants approved by the Committee:

	Number of Stock	Exercise Price Per
Name	Options(1)	Share
Mr. Wiggans	135,000	$23.35
Mr. Vontz	90,000	$23.35
Mr. Krochmal	45,000	$23.35
Mr. Higgins	81,000	$23.35
Ms. Church	45,000	$23.35

(1)	Options vest 25% beginning on the first anniversary of date of grant and monthly thereafter to be fully vested in 4 years, subject to continuous employment.

     The specific information regarding cash compensation and awards of stock options to the Named Executive Officers for 2004 is incorporated herein by reference to the Company’s definitive proxy statement for the Annual Meeting of Stockholders which is set for April 22, 2005.

Non-Employee Directors

     The specific information regarding cash compensation and awards of stock options to the Company’s non-employee directors for 2004 is incorporated herein by reference to the Company’s definitive proxy statement for the Annual Meeting of Stockholders which is set for April 22, 2005.

Additional Information

     Additional information regarding the compensation paid and awarded to the Named Executive Officers and directors for the year ended December 31, 2004 will be provided in the definitive proxy statement for the Company’s 2005 Annual Meeting of Stockholders, which is set for April 22, 2005.